Exhibit 10.36.4

NORTHEAST UTILITIES INDEMNIFICATION

This INDEMNIFICATION AND UNDERTAKING (this "Indemnification"), dated as of May 5, 2006, in favor of each of General Electric Capital Corporation ("GECC") and each other Financing Party (as hereinafter defined) and each Acquisition Party (as hereinafter defined, and, together with each Financing Party, a "Beneficiary", and each Beneficiary, collectively with Northeast Utilities, a Massachusetts business trust (the "Parent"), a "Party" hereto), has been executed and delivered by the Parent, in connection with the Closing referred to in that certain Stock Purchase Agreement by and among NU Enterprises, Inc., a Connecticut corporation (the "Seller"), Ameresco, Inc., a Delaware corporation (the "Buyer") and the Parent, dated as of February 1, 2006, as modified and amended (as modified and amended, the "Agreement").

Section 1.

Defined Terms.

Unless specifically stated otherwise, each capitalized term used herein shall have the meaning provided in Attachment A hereto.

Section 2.

Representations and Warranties.

The Parent represents and warrants to each of the Beneficiaries that each of the statements set forth below is true and correct in all respects as of the date hereof.

(a)

Each Contract, ESPC and related Task Order that provides for Contract Payments which are to be sold to GECC or another Financing Party in connection with the refinancing of the Phase I Task Orders (the "Phase I Closing," and each such Contract, ESPC and related Task Order, a "Phase I CETO"), or to GECC or another Financing Party upon the satisfaction of the conditions for closing set forth in the Commitment Letter (the "Phase II Closing," and each such Contract, ESPC and related Task Order, a "Phase II CETO"), constitutes the valid and legally binding obligation of each of the parties thereto, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether such enforcement is sought in a Proceeding in equity or at law).

(b)

(i) A true, complete, and accurate listing and description of each Phase I CETO, as modified through the date hereof, and each Phase II CETO, as modified through the date hereof, is set forth on Attachment B, and such documents reflect the entire agreement of the Company and the Ordering Agencies with respect to the subject matter thereof, and (ii) it has delivered or caused to be delivered to the Buyer true, correct, and complete copies of all such documents.

(c)

Set forth on Schedule 1 hereto is a true, complete and accurate schedule identifying, for each CETO, by date, (i) the amount of each Contract Payment to be made,

and (ii) the amount of each Termination Contract Payment which would be due if there were an Early Termination, and, if applicable (iii) the Investment Shortfall.

(d)

Each Acceptance under any CETO has been issued by the applicable Ordering Agency, and there are no outstanding disputes relating to any CETO.

(e)

In each case in which a Termination Contract Payment could be paid under a Contract, ESPC or Task Order subject to a Phase II Guarantee, the amount of the Termination Contract Payment provided for by such Contract, ESPC or Task Order will be adequate to pay off the Parent's obligations with respect to such Contract, ESPC or Task Order under the Phase II Guarantee relating to such Contract, ESPC or Task Order.

(f)

The assets of the Company as of the Closing Date include the Payoff Reserve Amount in unencumbered cash or cash equivalents which do not include payments of any amounts due to the Company other than Contract Payments or buydowns under a Phase I Task Order.

(g)

(i) Each representation and warranty made by the Company in Article IV of that certain Master Purchase Agreement dated as of May 5, 2006 between the Company and GECC (the "MPA") was, on the day first made, and remains, as of the date hereof, true and accurate in all respects, except for the representations made in Sections 4.4 and 4.11 of the MPA, and (ii) each of the statements set forth below is true and accurate in all respects:

(x) Assuming (I) the termination and release of all existing federal Assignment of Claims Act assignments affecting the Contract Payments under the (A) Phase I Task Orders at a Phase I Closing, and (B) Phase II Task Orders at the applicable Phase II Closing, and (II) that the escrow between the Buyer, the Company and GECC related to the funding of the Phase I Task Orders pursuant to the MPA were not in effect, the representation made in Section 4.4 of the MPA would be true and accurate as of the date hereof, and

(y) The representation made in Section 4.11 of the MPA would be true and accurate as of the date hereof if it referred to disclosures of materials disclosed by the Seller to the Buyer.

Section 3.

Post-Closing Actions.

(a) (i) Beginning approximately thirty (30) days prior to the Notification Date for each Phase II Guarantee, the Parent and the Buyer shall confer regarding the likelihood of (x) the put to the Parent of such Phase II Guarantee by the Phase II Investor under such Phase II Guarantee, (y) the Phase II Closing, and (z) whether such closing would be expected to result in the net disbursement of proceeds therefrom ("Closing Proceeds"), or require the delivery of make-whole payments with respect thereto ("Make-Whole Payments").

(ii) The Parent shall deliver to the Phase II Investor, on or before the Notification Date for such Phase II Guarantee, with a copy to the Buyer, and pursuant to the terms of such Phase II Guarantee, a notification of non-renewal of such Phase II Guarantee. Upon (x) the delivery of each such notification of non-renewal of a Phase II Guarantee, and (y) the receipt from the Phase II Investor of a put notification with respect to such Phase II Guarantee prior to the expiration of the Commitment Letter relating to such Phase II Guarantee, the Parent and the Buyer shall cooperate to facilitate the Phase II Closing anticipated by such Commitment Letter; provided however that, in the event that such Phase II Closing is not achieved by the date upon which payments are due to the Phase II Investor pursuant to the Phase II Guarantee, the Parent shall pay such amounts at such time as may be necessary to discharge the obligations of the Parent under the Phase II Guarantee. Notwithstanding any term of any agreement to the contrary, except to the extent that the Parent's obligation to make any such payment was the direct result of any breach or violation of an applicable Contract, ESPC or Task Order by the Company, the Parent hereby disclaims and waives any right of the Parent or any party claiming through the Parent, whether by assignment, succession, subrogation or otherwise, to assert any claim for, or to the recovery of, from the Company, the Buyer or any affiliate thereof, any such amounts paid by the Parent.

(iii)  Upon each Phase II Closing, (i) any Closing Proceeds shall be disbursed to the Buyer, and (ii) any Make-Whole Payments shall be made (x) fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer until an aggregate of Make-Whole Payments not to exceed Five Hundred Thousand Dollars ($500,000) for all such Phase II Closings has been paid, and (y) by the Seller with respect to any Make-Whole Payments, for all such Phase II Closings, in excess of Five Hundred Thousand Dollars ($500,000).

(b)  Promptly following receipt of a Demand, the Parent shall pay the Investment Shortfall in accordance therewith.

Section 4.

Indemnification.

The Parent will indemnify, defend and hold harmless each of (x) each Acquisition Party, its Affiliates, and their respective officers, directors, employees, consultants, assigns, agents and shareholders, and (y) GECC and each other Financing Party, for all costs, losses, liabilities, claims, damages or expenses (including reasonable attorneys' fees and expenses) (collectively, "Damages"):

(a)

arising out of any breach of any representation or warranty or any breach or non-fulfillment of any covenant or agreement of the Parent in this Indemnification;

(b)

constituting Investment Shortfalls, as, when and to the extent incurred by any Person referred to in the preceding clauses (x) and (y), upon receipt from such Person of a reasonably detailed statement with respect to such Damages; or

(c)

against any claim by, through or on behalf of the Ordering Agency seeking recovery of excess proceeds as a result of the financing of any Contract Payments at a lower interest rate than was set forth in the applicable Task Order.

Section 5.

Interest on Payments.

  Except as otherwise expressly provided in this Indemnification, each payment required to be made under this Indemnification shall bear daily interest at the lower of (i) a monthly rate of one and one half percent (1.5%) or (ii) the highest allowable annual interest rate under applicable law.

Section 6.

Notices.

All notices and other communications provided for hereunder shall be in writing, shall be addressed to the recipient's address set forth below or to such other address as a Party may designate by notice hereunder, and shall be deemed to have been sufficiently given for all purposes (a) three (3) Business Days after being mailed by first class certified or registered mail, postage prepaid, (b) the next Business Day after being sent by nationally recognized overnight courier for next Business Day delivery, (c) when personally delivered, or (d) upon confirmed receipt when made by facsimile transmission, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may hereafter designate by similar notice to the other parties):

If to the Parent:

John J. Roman

Northeast Utilities

107 Selden Street

Berlin, CT 06070

Facsimile: (860) 665-2807

With a copy to:

Gerald Garfield, Esq.

Day, Berry & Howard LLP

CityPlace I

Hartford, CT 06103-3499

Facsimile: (860) 275-0343

If to the Buyer or the Company:

Ameresco, Inc.

111 Speen Street, Suite 410

Framingham, MA 01701

Attn: General Counsel

Facsimile: (508) 661-2201

If to GECC

General Electric Capital Corporation

2000 Corporate Ridge, Suite 1095

McLean, VA 22102

Attn: Federal Finance Risk and Operations Manager

Facsimile: (703) 749-3527

Section 7.

Further Assurances.

Each Party shall (a) furnish upon request to the other such further information, (b) execute. and deliver to the other such other documents, and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Indemnification and the documents referred to in this Indemnification.

Section 8.

Waiver.

The rights and remedies of the Parties to this Indemnification are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Indemnification or the documents referred to in this Indemnification will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Indemnification or the documents referred to in this Indemnification can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Indemnification or the documents referred to in this Indemnification.

Section 9.

Modification.

This Indemnification may not be amended or modified except by a written agreement duly executed by each of the Parties to which the benefit of the amended provision runs; provided however that, in the event that an amended or modified provision runs to the benefit of one or more Acquisition Parties and one or more Financing Parties, any such Acquisition Party shall have the right to enter into such amendment or modification without the consent of any such Financing Party upon the provision by such Acquisition Party to such Financing Party of an indemnification acceptable to such Financing Party with respect to any Damages that may be suffered by such Financing Party arising from such amendment or modification.

Section 10.

Dispute Resolution.

Except as may otherwise be specifically provided herein, any dispute arising out of or relating to this Indemnification between the Parent and any Acquisition Party shall be resolved in the manner set forth in the Agreement for the resolution of disputes thereunder, and any dispute arising out of or relating to this Indemnification between the Parent and any Financing Party shall be resolved in the manner set forth in the MPA for the resolution of disputes thereunder as if the Parent were a party thereto and bound thereby.

Section 11.

Assignments, Successors and No Third Party Rights.

The provisions of this Indemnification shall be binding upon and inure to the benefit of the

Parties hereto, and their respective successors and permitted assigns as discussed in this Section; provided that the Parent may not assign or otherwise transfer any of its obligations under this Indemnification. This Indemnification may be assigned, in whole or in part, collaterally by the Buyer to any Person providing financing to or for the benefit of the Buyer or any of its Affiliates, in which event the Parent agrees, upon the request of any such Person, to provide to such Person', such consent to such assignment and such customary documentation thereof as such Person may reasonably request.

Nothing expressed or referred to in this Indemnification will be construed to give any Person other than the Parties to this Indemnification any legal or equitable right, remedy,, or claim under or with respect to this Indemnification or any provision of this Indemnification. This Indemnification and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Indemnification and their successors and permitted assigns.

Section 12.

Severability.

If any provision of this Indemnification is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Indemnification will remain in full force and effect. Any provision of this Indemnification held invalid or unenforceable only in part or degree will remain iii full force and effect to the extent not held invalid or unenforceable.

Section 13.

Governing Law.

This Indemnification will be governed by the laws of New York, without regard to conflicts of laws principles.

Section 14.

Execution of Agreement.

Signatures of the Parties transmitted by facsimile or by email in portable document format shall be deemed to be their original signatures for all purposes.

Section 15.

Caveats

No shareholder or trustee of the Parent shall be held to any liability whatsoever for any obligation under this Indemnification, and this Indemnification shall not be enforceable against any such shareholder or trustee in their, or his or her individual capacities or capacity. This Indemnification shall be enforceable against the trustees of the Parent only as such., and every person, firm, association, trust or corporation having any claim or demand arising under this Indemnification and relating to the Parent, its shareholders or trustees shall look solely to the trust estate of the Parent for the payment or satisfaction thereof.

IN WITNESS WHEREOF, Northeast Utilities has duty executed and delivered this Indemnification and Undertaking as of the date first written above.

NORTHEAST UTILITIES

By: /s/ David R. McHale
Name: David R. McHale

Title: Senior VP & CFO

ATTACHMENT A

DEFINITIONS

For the purpose of this Indemnification and Undertaking, the following terms have the meanings specified or referred to in this Attachment:

"Acceptance" means that, with respect to each energy conservation measure installed or to be installed under a Task Order, the Ordering Agency responsible therefor has (i) issued a written certificate of acceptance, or (ii) delivered other written evidence indicating its acceptance of the energy conservation measure(s) installed under the Task Order that is reasonably satisfactory to the Buyer and any Financing Party, as their interests may appear.

"Acquisition Party" means each of the Buyer and the Company.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

"Agreement" has the meaning assigned to such term in the first paragraph.

"Beneficiary" has the meaning assigned to such term in the first paragraph.

"Buyer" has the meaning assigned to such term in the first paragraph.

"CETO" means a Phase I CETO or a Phase II CETO.

"Closing" means the purchase and sale provided for in that certain Stock Purchase Agreement by and among the Seller (as defined in the Indemnification) and the Buyer (as defined in the Indemnification) and the Parent (as defined in the Indemnification), dated February 1, 2006, as modified and amended.

"Closing Proceeds" has the meaning assigned to such term in Section 3.

"Commitment Letter" means that certain Agreement to Purchase Contract Payments dated as of May 5, 2006 by and between GECC, the Parent, and Ameresco Inc.

"Company" means Select Energy Services, Inc., a Massachusetts corporation.

"Contract" means (a) any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding, including without limitation employment and consulting or other contracts with current or former officers, directors, employees, consultants, agents, shareholders or other representatives, labor and other collective bargaining agreements, employment agreements, employee benefit plans and programs and policies, patent, trademark and other intellectual property contracts, agreements for the preferential rights to purchase any prospects or businesses, partnership or joint venture agreements, agreements relating to the acquisition of any business, and contracts for the payments of fees or other consideration to any officers or directors, (b) in each case as amended, modified, supplemented, renewed or extended from time to time in accordance therewith, together with all exhibits, schedules, annexes and other attachments thereto.

"Contract Payment" means monies due or to become due under each Task Order, including, without limitation, (i) interest owed by an Ordering Agency under the Prompt Payment Act, as amended, 31 U.S.C. § 3901 3906, (ii) payments owed by an Ordering Agency upon the cancellation or termination for any reason, in whole or in part, of the Task Order, (iii) the buydown or prepayment in part of amounts owing under the Task Order, (iv) the buyout or prepayment in whole of amounts owing under the Task Order, and (v) any amounts payable as a result of any claims relating to the foregoing under the Contracts Disputes Act, 41 U.S.C. § 11.

"Contracts Disputes Act" means the Contracts Disputes Act, 41 U.S.C. § 11, as amended, and any successor statute thereto.

"Demand" means a demand by a New Phase I Investor for the repayment of all or a portion of the applicable CETO due to the occurrence of an Early Termination, which Demand shall set forth with specificity the applicable (i) CETO description, Payoff Amount, and Termination Contract Payment, and (ii) Investment Shortfall, payee (with such wire instructions or other destination information as may be relevant), and timing of the payment.

"Early Termination" means (a) the buydown or prepayment in part of amounts owing under a CETO or (b) the buyout or prepayment in whole of amounts owing under a CETO prior to the expiration thereof, that is (a) a termination for convenience or cancellation as provided for in such a CETO or through federal law, or (b) not caused by a breach by the Company of such a CETO.

"ECM" has the meaning assigned to such term in the definition of ESPC.

"ESPC" means (a) an energy savings performance Company Contract pursuant to which the Company has agreed, among other things, to (i) provide to the Ordering Agency more particularly described in such Contract the resources, services and expertise necessary to implement energy conservation measures ("ECMs") in order to reduce energy consumption at certain facilities, including, without limitation, preliminary energy audits, feasibility analysis, engineering and design services, installations, operation, maintenance, repair, training and emergency response services for energy related equipment, and (ii) provide the necessary labor, materials, tools, services, transportation, supplies and all other items required to implement such ECMs, (b) in each case as amended, modified, supplemented, renewed or extended from time to time in accordance therewith, together with all exhibits, schedules, annexes and other attachments thereto.

"Financing Party" means each of GECC, each New Phase II Investor, each subsequent purchaser of any Contract Payments purchased by any New Phase I Investor or any New Phase II Investor, and the successors and assigns of each of the foregoing.

"GECC" means General Electric Capital Corporation, its successors and assigns.

"Guarantee Obligor" has the meaning assigned to such term in Section 3.

"Investment" means a New Phase I Investment or a New Phase II Investment.

"Investment Shortfall" means the difference between the Termination Contract Payment and the Payoff Amount for a CETO as set forth in Schedule 1 hereto.

"Make-Whole Payments" has the meaning assigned to such term in Section 3.

"MPA" has the meaning assigned to such term in Section 2(g).

"New Phase I Investment" means, for each Phase I CETO providing for Contract Payments, the investment relating to the purchase of such Contract Payments.

"New Phase I Investor" means each owner obligee of a New Phase I Investment.

"New Phase II Investment" means, for each Phase II CETO providing for Contract Payments, the investment relating to the purchase of such Contract Payments.

"New Phase II Investor" means each owner obligee of a New Phase II Investment.

"Notification Date" means the date sixty (60) days prior to the anniversary date of each Phase II Guaranty.

"Ordering Agency" means (i) any agency or department of the United States of America that has entered into an ESPC or a Task Order, and (ii) any other governmental body that has entered into a Contract providing for Contract Payments which are purchased in a New Phase I Investment or a New Phase II Investment.

"Parent" has the meaning assigned to such term in the first paragraph.

"Party" and "Parties" have the meaning assigned to such term in the first paragraph.

"Payoff Amount" means the payoff amount required to discharge all amounts owing to GECC upon an Early Termination with respect to a CETO.

"Payoff Reserve Amount" means $2,576,279.

"Person" means any individual, corporation, partnership, limited liability company, trust, association, organization, or other entity or governmental body.

"Phase I Closing" has the meaning assigned to such term in Section 2(a).

"Phase I Task Orders" means those certain Task Orders set forth on Attachment B, Part I hereto executed pursuant to an ESPC.

"Phase II Closing" has the meaning assigned to such term in Section 2(a).

"Phase II Guarantee" means that certain Guaranty given by the Parent to the Phase II Investor pursuant to each applicable assignment schedule.

"Phase II Investor" means Hannie Mae, LLC together with its successors and assigns.

"Phase II Task Orders" means those certain Task Orders set forth on Attachment B, Part II hereto executed pursuant to an ESPC.

"Prompt Payment Act" means the Prompt Payment Act, 31 U.S.C. §§ 3901 - 3906, as amended, and any successor statute thereto.

"Task Order" means an authorization, a task order, delivery order or other similar contract (as amended, modified, supplemented, renewed or extended from time to time in accordance therewith, together with all exhibits, schedules, annexes and other attachments thereto) issued by an Ordering Agency to commence an ECM pursuant to an ESPC.

"Termination Contract Payment"-means, with respect to any CETO, the amount the Ordering Agency thereunder is required to pay upon the occurrence of a cancellation, termination for convenience or buyout of such CETO.

ATTACHMENT B

ESPC AND RELATED TASK ORDERS

PART I:

1.

ESPC No. DACA87-97-D-001 I dated January 23, 1997 with the U.S. Army Engineering & Support Center (last modified by P00010 on August 1, 2003).

(a)

Task Order No. 0001 dated August 10, 2001 issued by U.S. Army Engineering & Support Center on behalf of the U.S. Army, Ft. Eustis and Ft. Story, Virginia (last modified by MOD 12 on February 22, 2006).

(b)

Task Order No. 0002 dated August 10, 2001 issued by U.S. Army Engineering & Support Center on behalf of the U.S. Army, Ft. Monroe, Virginia (last modified by MOD 15 on March 3, 2006).

2.

ESPC No. DE-AM36-99EE73675 dated February 25, 1999 with the U.S. Department of Energy (last modified by MOD 04 on August 27, 2001).

(a)

Task Order No. V63 1 -01 -D242A dated September 5, 2001 issued by VA. Medical Center 631/001-A on behalf of the Northampton Veterans Administration Medical Center, Leeds, Massachusetts (last modified by Change Order #2 on March 8, 2004).

(b)

Task Order No. V689-01-D242A dated September 5, 2001 issued by VA. Medical Center 631/001-A on behalf of the Veterans Administration Medical Center, West Haven, Connecticut and the Veterans Administration Medical Center, Newington, Connecticut (last modified by Change Order #2 on December 29, 2003).

3.

ESPC No. DACA87-97-D-0068 dated August 11, 1997 with the U.S. Army Engineering & Support Center (last modified by P00011 on June 28, 2005).

(a)

Task Order No. 0002 dated August 30, 1999 issued by U.S. Army Engineering & Support Center and administered by Naval Facilities Engineering Command on behalf of the Portsmouth Naval Shipyard, Maine (last modified by MOD 30 on September 24, 2004).

4.

ESPC No. DACA87-97-D-0001 dated November 19, 1996 with the U.S. Army Engineering & Support Center (last modified by MOD 25 on March 31, 2005).

(a)

Task Order No. 3 dated April 14, 2000 issued by U.S. Army Engineering & Support Center and administered by Directorate of Contracting for U.S. Army, Ft. Huachuca, Arizona (last modified by MOD 22 on November 7, 2005).

PART II:

1.

ESPC No. DACA87-97-D-0068 dated August 11, 1997 with the U.S. Army Engineering & Support Center (last modified by P00011 on June 28, 2005 ).

(a)

Task Order No. 0005 dated September 30, 2002 issued by the U.S. Army Engineering & Support Center on behalf of the Army Research Laboratories, Aldephi, Maryland (last modified by Mod 13 on March 29, 2006).

2.

ESPC No. DE-AM36-99EE73682 dated February 25, 1999 with the U.S. Department of Energy (last modified by Mod 007 on October 24, 2005).

(a)

Task Order No. N47408-02-F-4965 dated September 30, 2002 issued by U.S. Naval Facilities Engineering Command on behalf of Quantico Marine Base, Quantico, Virginia (last modified by P00007 on September 8, 2005).

(b)

Task Order No. 43-3K06-3-0030 dated September 24, 2003 issued by U.S. Department of Agriculture on behalf of the Beltsville Agricultural Research Center, Beltsville, Maryland.

(c)

Task Order No. WPJ-04-0156 dated September 30, 2003 issued by General Services Administration on behalf of the Washington National Records Center, Suitland, Maryland (last modified by Mod 01 on September 13, 2005).

3.

ESPC No. N47408-00-D-8131 dated March 15, 2000 with US NAVFACENG COM Southwest Division Specialty Contracts (last modified by P0002 on September 2, 2005).

(a)

Task Order No. 0002 dated September 30, 2003 issued by US Naval Facilities Engineering Command on behalf of NAS Sigonella, Sigonella, Italy (last modified by Mod 03 on December 21, 2005).